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                                                                   Exhibit 10.15

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                               PURCHASE AGREEMENT

                            dated as of April 1, 1999

                                     between

                       CONDOR TECHNOLOGY SOLUTIONS, INC.,

                                       and

              The Interest Holders of TITAN TECHNOLOGIES GROUP, LLC

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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement") is made as of April 1, 1999 by and among CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation ("CONDOR"), MICHAEL CRAWFORD ("CRAWFORD"), STEVEN BELLI ("BELLI"), DIRK FLOTE ("FLOTE") and RAECO INVESTMENT PARTNERSHIP ("RAECO") (CRAWFORD, BELLI, and FLOTE shall be referred to collectively as the "INDIVIDUAL SELLERS," and the INDIVIDUAL SELLERS and RAECO shall be referred to collectively as the "SELLERS"). SELLERS are the sole interest holders of TITAN TECHNOLOGIES GROUP, LLC, a New Jersey limited liability company ("TITAN").

         WHEREAS, SELLERS desire to sell to CONDOR, and CONDOR desires to purchase from SELLERS, all of the issued and outstanding ownership interests of TITAN for the consideration, and on the terms, set forth in this Agreement.

         WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined herein shall have the following meanings for all purposes of this Agreement:

          "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. For the purposes hereof, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "A/R Aging Reports" has the meaning set forth in Section 6.11.

         "Balance Sheet Date" means February 28, 1999.

         "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by TITAN, any ERISA Affiliate, or any predecessor of any of the foregoing, under which any employee or former employee of TITAN, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights.

         "CONDOR" has the meaning set forth in the first paragraph of this Agreement.

         "CONDOR Charter Documents" has the meaning set forth in Section 3.1.

         "CONDOR's Closing Documents" has the meaning set forth in Section
1.7(b)

         "CONDOR Stock" means the common stock, par value $.01 per share, of CONDOR.

         "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

         "Closing Date" has the meaning set forth in Section 1.6.
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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contingent Payment Date" has the meaning set forth in Section 1.4(c).

         "Contingent Purchase Price" has the meaning set forth in Section 1.4.

         "Environmental Requirements" has the meaning set forth in Section 2.10.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, TITAN or any predecessor of TITAN.

         "Expiration Date" has the meaning set forth in Section 2.

         "GAAP" means generally accepted accounting principles of the United States.

         "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, federal, state, local or otherwise.

         "Hazardous Materials" has the meaning set forth in Section 2.10(b).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. ss. 18a) and the rules and regulations promulgated thereunder.

         "Intellectual Property" means all trademarks, service marks, trade dress, trade names, patents and copyrights and any registration or application for any of the foregoing, and any trade secret, invention, process, know-how, computer software or technology systems.

         "Knowledge," "knowledge," "the best knowledge of," "known to" or words of similar import used herein with respect to TITAN or the INDIVIDUAL SELLERS shall mean the actual knowledge of INDIVIDUAL SELLERS, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

         "Laws" has the meaning set forth in Section 2.18.

         "Material Adverse Effect" means, with respect to any Person, any event or occurrence which would have a material adverse effect on such Person's business, condition (financial or other), properties, business prospects or financial results.

         "Material Contract" means any lease, instrument, agreement, license or permit set forth on


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SCHEDULE 2.9, 2.10, 2.11, 2.12, 2.13, 2.15 OR 2.16 or any other material agreement to which TITAN is a party or by which its properties are bound.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "1933 Act" means the Securities Act of 1933, as amended.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Price Determination Period" has the meaning set forth in Section
1.3(b).

         "Returns" has the meaning set forth at the end of Section 2.19.

         "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

         "SEC" means the United States Securities and Exchange Commission.

         "SELLERS" has the meaning set forth in the first paragraph of this Agreement.

         "SELLERS' Closing Documents" has the meaning set forth in Section
1.7(a).

         "Tax" or "Taxes" has the meaning set forth at the end of Section 2.19.

         "Taxing Authority" has the meaning set forth at the end of Section
2.19.

         "Third Person" has the meaning set forth in Section 8.3.

         "TITAN" has the meaning set forth in the first paragraph of this Agreement.

         "TITAN Interests" means all of the outstanding ownership interests of TITAN.

         "TITAN Interim Balance Sheet" is a statement which fairly presents TITAN's financial condition,


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assets and liabilities, and owners' equity as of February 28, 1999, and which is attached hereto as SCHEDULE 1.2.

         "TITAN Organizational Documents" has the meaning set forth in Section 2.1.

         "Year 2000 Compliant" means, with respect to TITAN's information technology (including computer software, computer firmware, and computer hardware, as well as similar or related items of automated, computerized or software systems that are used or relied on by TITAN in the conduct of its business), that such information technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1. SALE AND TRANSFER OF TITAN INTERESTS; CLOSING

         1.1 TITAN INTERESTS. Subject to the terms and conditions of this Agreement, at the Closing, SELLERS will sell and transfer TITAN Interests to CONDOR, and CONDOR will purchase TITAN Interests from SELLERS.

         1.2 PURCHASE PRICE.

                  (a) The purchase price (the "Purchase Price") for TITAN Interests will be equal to (a) the "Closing Price," as defined in Section 1.2(b) below, plus (b) the "Contingent Purchase Price" as defined in Section 1.4, minus
(c) the "Net Worth Adjustment," as defined in Section 1.5. The Purchase Price shall be allocated among TITAN Interests and paid to the SELLERS in proportion to their ownership of TITAN Interests set forth in SCHEDULE 1.2(a) hereto.

                  (b) The Closing Price shall be equal to Nine Million Dollars ($9,000,000).

         1.3 PAYMENT OF THE CLOSING PRICE. The Closing Price shall be paid as follows:

                  (a) An amount equal to Six Million Five Hundred Fifty Thousand Dollars ($6,550,000) shall be payable at Closing by wire transfer of immediately available funds to the SELLERS.
 .
                  (b) CONDOR shall deliver to the SELLERS shares of CONDOR Stock valued at One Million Nine Hundred Fifty Thousand Dollars ($1,950,000). The value of CONDOR Stock shall be determined based on the average of the closing price per share for CONDOR Stock for the ten (10) trading days immediately preceding the date which is three (3) trading days immediately prior to the Closing Date, the Contingent Payment Date, or other payment date, as applicable, as reported on the Nasdaq National Market. The foregoing ten (10) day period shall be referred to as the "Price Determination Period." In the


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event that there shall be no trade on any trading day within the Price
Determination Period, or if the Nasdaq National Market shall fail to report a closing price on any such day, the closing price for such day shall be the average of the closing bid price and the closing asked price as reported by the Nasdaq National Market. In the event of a dividend payable in shares of CONDOR Stock, or the combination or subdivision of CONDOR Stock, the calculation for determining the value per share of CONDOR Stock shall be proportionately adjusted to reflect such event.

                  (c) An amount equal to Five Hundred Thousand Dollars ($500,000), Two Hundred Fifty Thousand Dollars ($250,000) shall be in cash, and Two Hundred Fifty Thousand Dollars ($250,000) of which shall be CONDOR Stock, valued in the manner described in Section 1.3(b) above (the "Escrow Deposit") shall be retained in escrow by CONDOR pursuant to an Escrow Agreement in the form attached hereto as EXHIBIT 1.3(c) (the "Escrow Agreement"), subject to preparation of the Closing Date Balance Sheet and any Net Worth Adjustment to the Purchase Price determined and effectuated in accordance with Section 1.5 of this Agreement.

         1.4 CONTINGENT PURCHASE PRICE.

                  (a) The Contingent Purchase Price shall be determined as follows: For the nine (9) month period ending December 31, 1999, the Contingent Purchase Price shall be the lesser of $5,400,000 or Four (4) times the amount of TITAN's "EBIT" (as defined in Section 1.4(b) below) that exceeds $2,250,000 but is less than $3,600,000, if any, for said nine-month period.

                  (b) For purposes of this Agreement, "Pre-tax Earnings" shall mean, as to the nine-month period ending December 31, 1999, TITAN's earnings before interest and federal and state taxes, calculated in accordance with GAAP, but without deduction for (x) any intercompany costs or charges imposed by CONDOR or any of its Affiliates for services provided to TITAN (other than charges for services provided by CONDOR that were previously arranged for and independently paid by TITAN) or (y) the amortization of intangible assets resulting from the transactions contemplated by this Agreement, and (z) to which is added the "Incremental Benefit Cost" (defined in Section 1.4(d) below). Notwithstanding the foregoing, EBIT shall include all costs or other charges imposed for services or products provided by CONDOR to TITAN for use in connection with the servicing of TITAN's customers.

EBIT shall be determined by TITAN in accordance with GAAP as reported on financial statements prepared at the direction of the SELLERS and shall be subject to review and audit by CONDOR or its representatives if there are any questions which cannot be resolved directly between CONDOR and TITAN management personnel. CONDOR's auditors' determination of EBIT shall not be dispositive, and in the event the parties are unable to agree on a determination of EBIT within thirty (30) days after CONDOR's audit, they shall mutually and in good faith seek resolution of their dispute.

                  (c) The Contingent Purchase Price, if any, payable for 1999 shall be paid ninety (90) days after the end of 1999 (the "Contingent Payment Date"). The Contingent Purchase Price shall be paid as follows: (i) Thirty Percent (30%) of the Contingent Purchase Price shall be paid by wire transfer of immediately available day funds to the SELLERS, and (ii) Seventy Percent (70%) of the Contingent Purchase Price shall be paid by CONDOR's delivery of CONDOR Stock valued at the greater of (A) the value determined in accordance with
Section 1.3(b), or (B) Eleven Dollars and Twenty Five Cents ($11.25) per share.

                  (d) For the purposes hereof, "Incremental Benefit Cost" shall mean (i) the cost, per capita, to TITAN, of providing benefits to TITAN's employees under CONDOR's Plans after the Closing, less (ii) the cost, per capita, to TITAN, of providing benefits under Benefit Plans to TITAN's employees under TITAN's Plans immediately prior to the Closing, multiplied by (iii) the average number of TITAN's employees (calculated in the manner set forth in the following sentence), provided that in no event shall the result of the foregoing calculation be less than zero (0). For the purposes of this Section 1.4(d), the average number of employees of TITAN shall be determined by adding together the number of employees of TITAN at the Closing Date, and as of the end of each remaining month in 1999, and the result so determined shall be divided by ten
(10).

         1.5. NET WORTH ADJUSTMENT. The "Net Worth Adjustment" shall be the amount, if any, by which negative One Hundred Thousand Dollars (-$100,000) exceeds TITAN's "Net Worth" (defined below).

                  (a) For the purposes hereof, "Net Worth" shall be determined based upon the balance sheets prepared for TITAN as of the Closing Date (the "Closing Date Balance Sheet") and shall be equal to interestholders' equity (within the meaning of GAAP) as of the Closing Date. Closing Date Net Worth shall be determined by TITAN in accordance with GAAP as reported on the Closing Date Balance Sheet prepared at the direction of the SELLERS within fifteen (15) days after the Closing, and shall be subject to review and audit by CONDOR or its representatives if there are any questions which cannot be resolved directly between CONDOR and TITAN's management personnel. CONDOR shall complete such audit within thirty (30) days after receipt of the Closing Date Balance Sheet.

                   (b) CONDOR shall deduct the Net Worth Adjustment, if any, from the Escrow Deposit, provided that if the amount paid to the Escrow Agent is less than the Net Worth Adjustment after final determination thereof, the SELLERS shall, upon demand, pay the amount of the shortfall to CONDOR.

         1.6. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place on April 1, 1999, or such other date as the parties shall mutually determine (the "Closing Date").

         1.7  CLOSING OBLIGATIONS.  At the Closing:

                  (a) SELLERS shall deliver or cause to be delivered to CONDOR the following ("SELLERS' Closing Documents"):

                           (i) An Assignment of Limited Liability Company
Interests, evidencing the transfer of ownership of TITAN Interests;

                           (ii) Employment agreements (the "Employment
Agreements") in the form of EXHIBIT 1.7(a)(ii), executed by CRAWFORD and such other key employees of TITAN as shall be identified and listed on SCHEDULE 1.7(a)(ii) hereto;

                           (iii) The Escrow Agreement, executed by the SELLERS;

                           (iv) A certificate executed by SELLERS to the effect
that (A) except as otherwise stated in such certificate, SELLERS' representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; and (B) SELLERS have performed and complied with all covenants and conditions required to be performed or complied with by the SELLERS prior to or at the Closing; and

                           (v) A Good Standing Certificate for TITAN as of a
recent date from the New Jersey Secretary of State and from all states in which TITAN is authorized to do business.

                  (b) CONDOR shall deliver or cause to be delivered to SELLERS the following ("CONDOR's Closing Documents"):

                           (i) A certificate executed by CONDOR to the effect
that (A) except as otherwise stated in such certificate, CONDOR's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; (B) CONDOR has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing; and (C) attesting to the incumbency of officers executing documents on behalf of CONDOR;

                           (ii) The portions of the Purchase Price described in
Sections 1.3(a) and 1.3(b);

                           (iii) The Escrow Deposit to the Escrow Agent in
accordance with Section 1.3(c), together with the Escrow Agreement executed by CONDOR and the Escrow Agent;

                           (iv) The Employment Agreements executed by CONDOR;
and

                           (v) A good standing certificate for CONDOR from the
State of Delaware.

                  (c) CONDOR on the one hand, and SELLERS on the other hand, shall also deliver such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the transactions contemplated hereby.

2. REPRESENTATIONS AND WARRANTIES OF INDIVIDUAL SELLERS

         The INDIVIDUAL SELLERS, jointly and severally, represent and warrant to CONDOR that all of the following representations and warranties in this Section 2 are true and correct at the date of this Agreement and shall be true and correct at the time of the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date"), except that the representations and warranties set forth in Section 2.19 hereof shall survive until such time as the statute of limitations period has run for all tax periods ended on or prior to the Closing Date, which shall be deemed to be the Expiration Date for Section 2.19. Except as set forth in this Agreement, the Schedules and the Exhibits hereto, the SELLERS do not make any representations or warranties to CONDOR.

         2.1 DUE ORGANIZATION. TITAN is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of its organization, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Contracts; TITAN is duly qualified to do business in the jurisdictions listed in SCHEDULE 2.1 and there are no other jurisdictions in which the conduct of TITAN's business or activities or its ownership of assets requires any other qualification under applicable law, the absence of which would have a Material Adverse Effect on TITAN. True, complete and correct copies of the Certificate of Formation and Amended and Restated Operating Agreement, each as amended, of TITAN (the "TITAN Organizational Documents") will be delivered to CONDOR pursuant to Section 6.4 hereof.

         2.2 AUTHORIZATION. Each of the INDIVIDUAL SELLERS has the authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of the INDIVIDUAL SELLERS, enforceable in accordance with its terms.

         2.3 OWNERSHIP INTERESTS OF TITAN. All of the issued and outstanding ownership interests of TITAN are owned by the SELLERS, as set forth in SCHEDULE 2.3, and except as set forth in SCHEDULE 2.3, are free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the ownership interests of TITAN have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the INDIVIDUAL SELLERS and were offered, issued, sold and delivered by TITAN in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present interestholders.

         2.4 CAPITAL STRUCTURE OF TITAN. Except as set forth on SCHEDULE 2.4:
(i) no option, warrant, call, conversion right or commitment of any kind exists which obligates TITAN to issue any of its ownership interests; and (ii) TITAN has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. SCHEDULE 2.4 includes a complete listing of all option or interest or ownership purchase plans, including a list of all outstanding options, warrants or other rights to acquire TITAN Interests and a description of the material terms of such outstanding options, warrants or other rights, true, correct and complete copies of which have been supplied to CONDOR.

         2.5 SUBSIDIARIES. SCHEDULE 2.5 attached hereto lists the name of each of TITAN's subsidiaries and sets forth the number and class of the authorized capital stock or ownership interests of TITAN's subsidiaries and the interests of each of TITAN's subsidiaries which are issued and outstanding, all of which interests are owned by TITAN, free and clear of all liens, security interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. Except as set forth on SCHEDULE 2.5, TITAN does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, ownership interests, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is TITAN, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         2.6 FINANCIAL STATEMENTS. INDIVIDUAL SELLERS have delivered to CONDOR copies of the following financial statements: Balance Sheets and Income Statements, at and for each of the years ended December 31, 1997, 1998, and for the two-month period ended February 28, 1999 prepared by or on behalf of TITAN (the "TITAN Financial Statements"). Each of the TITAN Financial Statements is consistent with the books and records of TITAN (which, in turn, are accurate and complete in all material respects) and fairly presents TITAN's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in compliance with GAAP, consistently applied among the periods which are the subject of TITAN Financial Statements, except as set forth on SCHEDULE 1.2.

         2.7 LIABILITIES AND OBLIGATIONS. The INDIVIDUAL SELLERS have delivered to CONDOR an accurate list (which is set forth on SCHEDULE 2.7) as of the Balance Sheet Date of (i) all liabilities of TITAN in excess of $10,000 which are not reflected in the TITAN Financial Statements at the Balance Sheet Date, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements to which TITAN is a party. Except as set forth on SCHEDULE 2.7, since the Balance Sheet Date, TITAN has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. The INDIVIDUAL SELLERS have also set forth on SCHEDULE 2.7, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or are being contested, the following information:

                  (a) a summary description of the liability, together with: (i) copies of all relevant documentation relating thereto; (ii) amounts claimed and any other action or relief sought; and (iii) name of claimant and all other parties to the claim, suit or proceeding;

                  (b) the name of each court or agency before which such claim, suit or proceeding is pending;

                  (c) the date such claim, suit or proceeding was instituted;
and

                  (d) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

         2.8 ACCOUNTS AND NOTES RECEIVABLE. The INDIVIDUAL SELLERS have delivered to CONDOR an accurate list (which is set forth on SCHEDULE 2.8) of the accounts and notes receivable of TITAN as of the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date, and including receivables from and advances to employees and the INDIVIDUAL SELLERS. Except to the extent reflected on SCHEDULE 2.8 or as disclosed to CONDOR in a writing accompanying the A/R Aging Reports, as the case may be, the accounts, notes and other receivables shown on SCHEDULE 2.8 and on the A/R Aging Reports are and shall be, and the INDIVIDUAL SELLERS have no reason to believe that any such account receivable is not or shall not be, collectible in the amounts shown (in the case of the accounts and notes receivable set forth on SCHEDULE 2.8, net of reserves reflected in the balance sheet calculated consistent with the reserves as of the Balance Sheet

Date).

         2.9 INTELLECTUAL PROPERTY; PERMITS AND INTANGIBLES.

                  (a) TITAN owns or has licenses to all Intellectual Property the absence of any of which would have a Material Adverse Effect on TITAN, and TITAN has delivered to CONDOR an accurate list (which is set forth on SCHEDULE 2.9(a)) of all Intellectual Property owned by TITAN. Each item of Intellectual Property owned by or licensed by TITAN is valid and in full force and effect. Except as set forth on SCHEDULE 2.9(a), all right, title and interest in and to each item of Intellectual Property owned by TITAN is not subject to any license, royalty arrangement or pending or threatened claim or dispute. To INDIVIDUAL SELLERS' knowledge, none of the Intellectual Property owned by or licensed by TITAN nor any product sold or licensed by TITAN, infringes any Intellectual Property right of any other entity and to INDIVIDUAL SELLERS' knowledge, no Intellectual Property owned by TITAN is infringed upon by any other entity. Except as specifically provided in SCHEDULE 2.9(a) or 2.9(b), the transactions contemplated by this Agreement will not (i) to the INDIVIDUAL SELLERS' knowledge, result in the infringement by TITAN of any Intellectual Property right of any other entity, (ii) infringe any Intellectual Property listed on
SCHEDULE 2.9(a), or (iii) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to TITAN by, any licenses, franchises, permits or government authorizations listed on SCHEDULE 2.9(b). Except as provided on SCHEDULE 2.9(b), TITAN is Year 2000 Compliant.

                  (b) TITAN holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on TITAN, and TITAN has delivered to CONDOR an accurate list and description (which is set forth on SCHEDULE 2.9(b)) of all governmental licenses, franchises, permits and other governmental authorizations, including permits, titles, licenses, franchises and certificates (it being understood that a list of all environmental permits and other environmental approvals is set forth on SCHEDULE 2.10). The licenses, franchises, permits and other governmental authorizations listed on SCHEDULE 2.9(b) and SCHEDULE 2.10 are valid, and TITAN has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. TITAN has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on SCHEDULE 2.10 and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on TITAN.

         2.10 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on SCHEDULE 2.10,

                           (i) TITAN is and at all times has been in compliance
in all material respects with, and has not been in violation of or liable under, all Environmental Requirements, and

                           (ii) TITAN possesses all permits, licenses and
certificates required by all Environmental Requirements, and has filed all notices or applications required thereby, the absence of which would have a Material Adverse Effect.

As used herein, "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended to date.

                  (b) Except as disclosed on SCHEDULE 2.10:

                           (i) TITAN has not been subject to, or received any
notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon any real property currently or formerly owned, leased or used by (A) TITAN or (B) any other person that has, at any time, disposed of Hazardous Materials on behalf of TITAN;

                           (ii) To the knowledge of the INDIVIDUAL SELLERS,
there is no basis for any such notice or action; and

                           (iii) There are no pending or, to the knowledge of
the INDIVIDUAL SELLERS, threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment against TITAN.

"Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. ("RCRA"), and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. ss. 2011 et seq.; and (D) asbestos in any form or condition.

                  (c) To the knowledge of the INDIVIDUAL SELLERS, there are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving TITAN under any Environmental Requirements or related common law theories except as identified on SCHEDULE 2.10.

                  (d) SCHEDULE 2.10 sets forth the name and address of every off-site waste disposal organization, and each of the haulers, transporters or cartage organization engaged now or in the preceding three years by TITAN to dispose of Hazardous Materials to any such off-site waste disposal location on behalf of TITAN or any of its predecessors.

         2.11 PERSONAL PROPERTY. TITAN has delivered to CONDOR an accurate list (which is set forth on SCHEDULE 2.11) of (a) all personal property with a fair market value individually in excess of $5,000 which is included (or that will be included) in "depreciable plant, property and equipment" (or similarly named line item) on the balance sheet of TITAN as of the Balance Sheet Date, (b) all other personal property owned by TITAN with a value individually in excess of $5,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property with a value individually in excess of $5,000, including, in the case of each of
(a), (b) and (c), (1) true, complete and correct copies of all such leases which have been provided to CONDOR's counsel, (2) a listing of the capital costs of all such assets which are subject to capital leases and (3) an indication as to which assets are currently owned, or, to INDIVIDUAL SELLERS' knowledge, were formerly owned, by the INDIVIDUAL SELLERS or other Affiliates of TITAN. Except as set forth on SCHEDULE 2.11, (i) all personal property with a value individually in excess of $5,000 used by TITAN in its business is either owned by TITAN or leased by TITAN pursuant to a lease included on SCHEDULE 2.11, (ii) all of the personal property listed on SCHEDULE 2.11 is in good working order and condition, ordinary wear and tear excepted, and (iii) all leases and agreements included on SCHEDULE 2.11 are in full force and effect and constitute valid and binding agreements of the respective TITAN which is a party thereto, and to INDIVIDUAL SELLERS' knowledge, of the other parties (and their successors) thereto in accordance with their respective terms.

         2.12 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. TITAN has delivered to CONDOR an accurate list (which is set forth on SCHEDULE 2.12) of all of its significant customers, it being understood and agreed that a "significant customer," for purposes of this Section 2.12, means a customer (or Person or entity) representing 5% or more of TITAN's annual revenues as of the Balance Sheet Date. Except to the extent set forth on SCHEDULE 2.12, none of TITAN's significant customers has canceled or substantially reduced or, to the knowledge of INDIVIDUAL SELLERS, is currently attempting or threatening to cancel, a contract or substantially reduce utilization of the services provided by TITAN. TITAN has supplied to CONDOR true, correct and complete copies of its contracts with customers, or, to the extent that a contract has not been supplied, represents and warrants that each of such contracts with customers is in substantially the form of, and contains terms substantially as favorable to TITAN as, the customer contracts supplied to CONDOR.

         Except as listed or described on SCHEDULE 2.12, as of or on the date hereof, TITAN is not a party to or bound by, nor do there exist any, contracts relating to or in any way affecting the operation or ownership of TITAN's business that are of a type described below:

                  (a) any collective bargaining arrangement with any labor union or any such agreement currently in negotiation or proposed;

                  (b) any contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of real property other than in a TITAN's ordinary course of business in excess of $5,000;

                  (c) any contract with a term in excess of one year for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services which requires aggregate future payments of greater than $5,000;

                  (d) any contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

                  (e) any contract granting any person a lien on any of the assets of TITAN, in whole or in part;

                  (f) any contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined in Section 2.10), the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

                  (g) any contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the assets of TITAN's business other than in the ordinary course of business;

                  (h) any contract under which TITAN is

                           (i) a lessee or sublessee of any machinery,
equipment, vehicle or other tangible personal property or real property, or

                           (ii) a lessor of any real property or tangible
personal property owned by TITAN, in either case having an original value in excess of $5,000;

                  (i) any contract providing for the indemnification of any officer, director, employee or other person, where such indemnification may exceed the sum of $5,000;

                  (j) any joint venture or partnership contract; and

                  (k) any other contract with a term in excess of one year, whether or not made in the ordinary course of business, which involves payments in excess of $5,000.

Except as provided above, TITAN has provided CONDOR with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on SCHEDULE 2.12, each Material Contract is a valid and binding obligation of TITAN that is a party thereto, enforceable against TITAN in accordance with its terms, and is in full force and effect. Except as set forth on SCHEDULE 2.12, TITAN has performed all obligations required to be performed by it under each Material Contract and neither TITAN nor, to the knowledge of INDIVIDUAL SELLERS, any other party to any Contract, are (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder; and there exists no condition which, to the knowledge of INDIVIDUAL SELLERS, would constitute a breach or default thereunder. TITAN has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

         2.13 REAL PROPERTY. TITAN owns no real property. SCHEDULE 2.13 includes an accurate list of real property leases to which TITAN is a party and an indication as to which such properties, if any, are currently owned, or were formerly owned, by the INDIVIDUAL SELLERS or other Affiliates of TITAN. Counsel to CONDOR has been provided with true, complete and correct copies of all leases and agreements in respect of such real property leased by TITAN. Except as set forth on SCHEDULE 2.13, all of such leases included on SCHEDULE 2.13 are in full force and effect and constitute valid and binding agreements of TITAN which is a party thereto and, to INDIVIDUAL SELLERS' knowledge, of the parties (and their successors) thereto in accordance with their respective terms.

         2.14 INSURANCE.

                  (a) TITAN has delivered to CONDOR:

                           (i) true and complete copies of all policies of
insurance to which TITAN is a party or under which TITAN, or any director of TITAN (in his capacity as a director), is or has been covered at any time within two years preceding the date of this Agreement;

                           (ii) true and complete copies of all pending
 applications for policies of insurance; and

                           (iii) any statement by the auditor of TITAN's
financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) SCHEDULE 2.14(b) describes:

                           (i) any self-insurance arrangement by or affecting
TITAN, including any reserves established thereunder; any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by TITAN; and

                           (ii) all obligations of TITAN to third parties with
respect to insurance (including such obligations under leases and service agreements), and identifies the policy under which such coverage is provided.

                  (c) SCHEDULE 2.14(c) sets forth, by year, for the current policy year and each of the preceding two policy years:

                           (i) a summary of the loss experience under each
policy;

                           (ii) a statement describing each claim under an
insurance policy for an amount in excess of $5,000, which sets forth:

                                    (A) the name of the claimant;

                                    (B) a description of the policy by insurer,
type of insurance and period of coverage; and

                                    (C) the amount and a brief description of
the claim; and

                           (iii) a statement describing the loss experience for
all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth on SCHEDULE 2.14(d):

                            (i) All policies to which TITAN is a party or that
provide coverage to TITAN:

                                    (A) are valid, outstanding and enforceable;

                                    (B) taken together, provide customary
insurance for the assets and the operations of TITAN for all risks normally insured against by a person carrying on the same business or businesses of TITAN;

                                    (C) are sufficient for compliance with all
legal requirements and Material Contracts to which TITAN is a party or by which it is bound; and

                                    (D) will continue in full force and effect
following the Closing in accordance with their respective terms;

                           (ii) TITAN has not received:

                                    (A) any refusal of coverage or any notice
that a defense will be afforded with reservation of rights, or

                                    (B) any notice of cancellation or any other
indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

                           (iii) TITAN has paid all premiums due, and has
otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any director thereof

                           (iv) TITAN has given notice to the insurer of all
claims known by it to be insured thereby.

         2.15 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.

                  (a) TITAN has delivered to CONDOR an accurate list (which is set forth on SCHEDULE 2.15(a)) showing all officers, directors, and employees of TITAN receiving annual compensation in excess of Forty Thousand Dollars ($40,000), listing all employment agreements with all officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of such persons as of (i) the Balance Sheet Date, and (ii) if different, the date hereof. TITAN has provided to CONDOR true, complete and correct copies of any employment agreements for persons listed on SCHEDULE 2.15(a). Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

                  (b) Except as set forth on SCHEDULE 2.15(b), there is no, and within the last three years TITAN has not experienced any, strike, picketing, boycott, work stoppage or slowdown, other labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor, pending or, to INDIVIDUAL SELLERS' knowledge, threatened against TITAN; nor is there, to the knowledge of INDIVIDUAL SELLERS, any basis for any such allegation, charge or complaint. There is no request directed to TITAN for union or similar representation pending and, to INDIVIDUAL SELLERS' knowledge, no question concerning representation has been raised. To INDIVIDUAL SELLERS' knowledge, no key employee and no group of employees has any plans to terminate employment with TITAN. TITAN has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. TITAN is not liable for any arrearages of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulation.

         2.16 EMPLOYEE PLANS. TITAN has delivered to CONDOR an accurate listing (which is set forth on SCHEDULE 2.16) showing all Benefit Plans of TITAN, together with true, complete and correct copies of such Benefit Plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. TITAN is not required to contribute to any Benefit Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of TITAN's employees.

         2.17 COMPLIANCE WITH ERISA. All Benefit Plans that are intended to qualify under Section 401(a) of the Code are and have been so qualified and have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters have been delivered to CONDOR's counsel. All reports and other documents required to be filed with any Governmental Authority or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof have been provided to CONDOR. Neither the INDIVIDUAL SELLERS, any such Benefit Plan, TITAN, nor any "disqualified person" or "party in interest" as such terms are defined in Section 4975 of the Code or
Section 3(14) of ERISA has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA, and TITAN has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the PBGC. The INDIVIDUAL SELLERS further represent that:

                  (a) There have been no terminations, partial terminations or discontinuance of contributions to any such Benefit Plan intended to qualify under Section 401 (a) of the Code without notice to and approval by the Internal Revenue Service;

                  (b) No such Benefit Plan subject to the provisions of Title IV of ERISA has been terminated;

                  (c) There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Benefit Plan;

                  (d) TITAN has not incurred liability under Section 4062 of ERISA;

                  (e) No circumstances exist pursuant to which TITAN could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi-employer plan or the PBGC under

Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any Benefit Plan now or heretofore maintained or contributed to by any entity other than TITAN that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes TITAN;

                  (f) TITAN is not now, nor can it as a result of its past activities become, liable to the PBGC or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA;

                  (g) All Benefit Plans and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations;

                  (h) All accrued contribution obligations of TITAN with respect to any Benefit Plan have either been fulfilled in their entirety or are fully reflected on the balance sheet of TITAN as of the Balance Sheet Date.

                  (i) No claim, lawsuit, arbitration or other action has been threatened, asserted, or instituted against any Benefit Plan or related trust, any trustee or fiduciaries thereof, TITAN, or any director, officer or employee thereof;

                  (j) No Benefit Plan is under audit or investigation by any Governmental Authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                  (k) Each Benefit Plan intended to meet requirements for tax-favored treatment under Sections 79, 106, 117, 120, 125, 127, 129 or 132 of the Code satisfies the applicable requirements under the Code;

                  (l) With respect to each Benefit Plan that is funded fully or partially through an insurance policy, TITAN has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Balance Sheet Date;

                  (m) The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current, former, or retired employee or their beneficiaries solely by reason of such transactions;

                  (n) Neither TITAN nor any member of a "controlled group" which includes TITAN maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, the federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminated employee;

                  (o) Neither TITAN nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change any existing Benefit Plan; and

                  (p) TITAN has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

         2.18 CONFORMITY WITH LAW; LITIGATION. Except as set forth on SCHEDULE
2.10 or SCHEDULE 2.18, TITAN has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its Business (collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material Adverse Effect on TITAN. Without limiting the generality of the foregoing, TITAN has complied with all applicable federal, state and local Laws relating to antitrust and trade regulations.

Except to the extent set forth on SCHEDULE 2.7 or SCHEDULE 2.10 or as set forth on SCHEDULE 2.18 (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on SCHEDULE 2.18):

                  (a) There is no suit, action, proceeding, claim, order or, to INDIVIDUAL SELLERS' knowledge, investigation pending or, to INDIVIDUAL SELLERS' knowledge, threatened against either TITAN or any Benefit Plan, or any fiduciary of any such Benefit Plan or, to the knowledge of INDIVIDUAL SELLERS, pending or threatened against any of the officers, directors or employees of TITAN with respect to its business or proposed business activities or to which TITAN is otherwise a party, which would have a Material Adverse Effect on TITAN, before any court, or before any Governmental Authority (collectively, "Claims"); nor, to INDIVIDUAL SELLERS' knowledge, is there any basis for any such Claims.

                  (b) TITAN is not subject to any judgment, order or decree of any court or Governmental Authority; TITAN has not received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business. TITAN is engaged in any legal action to recover monies due it or for damages sustained by it.

                  (c) TITAN's current insurance is adequate to cover all pending or threatened Claims, TITAN has given all required notice of such Claims to its appropriate insurance carrier(s), and/or all such claims have been fully reserved for on the TITAN Financial Statements. SCHEDULE 2.18 lists the insurer for each Claim covered by insurance or designates each Claim, or portion of each Claim, as uninsured and the individual and aggregate policy limits for the insurance covering each insured Claim and the applicable policy deductibles for each insured Claim.

SCHEDULE 2.18 sets forth all closed litigation matters to which TITAN was a party during the three years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

         2.19 TAXES. Except as set forth on SCHEDULE 2.19:

                  (a) All Returns required to have been filed by or with respect to TITAN has been duly filed, and each such Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. All Taxes with respect to items or periods covered by all such Returns (whether or not shown on any Return) owed by TITAN has been paid.

                  (b) The provisions for Taxes due by TITAN in the TITAN Financial Statements are sufficient for all unpaid Taxes, being current taxes not yet due and payable, of TITAN.

                  (c) TITAN is not a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which a TITAN does not file Returns that it is or may be subject to taxation by that jurisdiction that is unresolved or if adversely determined would have a Material Adverse Effect on TITAN.

                  (d) TITAN has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (e) There is no dispute or claim concerning any Tax liability of TITAN either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to TITAN. No issues have been raised in any examination by any Taxing Authority with respect to TITAN which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. SCHEDULE 2.19(e) lists all federal, state, local and foreign income Tax Returns filed by TITAN for all taxable periods ended on or after January 1, 1991, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. TITAN has delivered to CONDOR complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, TITAN since January 1, 1991.

                  (f) TITAN has not waived any statute of limitations, the waiver of which remains in effect on the date hereof, in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (g) TITAN has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible (i) under Section 280G of the Code or (ii) as compensation under Section 162(m) of the Code or any similar provision under state and/or local law.

                  (h) TITAN is not a party to any Tax allocation or sharing agreement.

                  (i) TITAN is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

                  (j) To TITAN's and the INDIVIDUAL SELLERS' knowledge, the Internal Revenue Service has not proposed or threatened accounting method changes of TITAN that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

                  (k) TITAN has not received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

                  (l) TITAN has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

                  (m) TITAN is treated as a partnership for federal and New Jersey and New York state income tax purposes, and is treated as a corporation for Pennsylvania state income tax purposes.

                  For purposes of this Section 2.19, the following definitions shall apply:

                  "RETURNS" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax with any Taxing Authority or Governmental Authority.

                  "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges similar to taxes, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "TAXING AUTHORITY" means any Governmental Authority, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

         2.20 NO VIOLATIONS. TITAN is not in violation of TITAN Organizational Documents, and TITAN is not in default under any Material Contract. Except as set forth on SCHEDULE 2.20, (a) the rights and benefits of TITAN under the Material Contracts will not be adversely affected by the transactions contemplated hereby, and (b) the execution of this Agreement and the performance by INDIVIDUAL SELLERS of their obligations hereunder and the consummation by the INDIVIDUAL SELLERS of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Material Contracts or TITAN Organizational Documents, or
(ii) require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any other party. Except as set forth on SCHEDULE 2.20, none of the Material Contracts requires notice to, or consent or approval of, any Governmental Authority or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. Except as set forth on SCHEDULE 2.20, none of the Material Contracts prohibits or restricts TITAN from freely providing services to any other customer or potential customer of TITAN.

         2.21 GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 2.21, TITAN is not a party to any governmental contract subject to price predetermination or renegotiation.

         2.22 BUSINESS CONDUCT. Except as set forth on SCHEDULE 2.22, since December 31, 1998,

TITAN has conducted its business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as forth on SCHEDULE 2.22, since December 31, 1998, there has not been any:

                  (a) Material adverse change in TITAN's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects;

                  (b) Damage, destruction or loss of any property owned by TITAN or used in the operation of the business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $10,000 affecting TITAN's property, financial status or business;

                  (c) Voluntary or involuntary sale, transfer, surrender, abandonment or other disposition of any kind by TITAN of any assets or property rights (tangible or intangible), having a replacement cost or fair market value in excess of $10,000, except in each case the sale of inventory and collection of accounts in the ordinary course of business consistent with past custom and practices;

                  (d) Loan or advance by TITAN to any party other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

                  (e) Declaration, setting aside, or payment of any dividend or other distribution in respect to TITAN's ownership interests, any direct or indirect redemption, purchase, or other acquisition of such interests, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate;

                  (f) Incurrence of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

                  (g) Issuance by TITAN of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

                  (h) Cancellation, waiver or release by TITAN of any debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

                  (i) Amendment of TITAN Organizational Documents;

                  (j) Amendment or termination of any Material Contract, other than expiration of such contract in accordance with its terms;

                  (k) Change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by TITAN;

                  (l) Discharge or satisfaction of any material liability, encumbrance or payment of any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practices or cancellation of any debts or claims;

                  (m) Sale or assignment by TITAN of any tangible assets other than in the ordinary course of business;

                  (n) Capital expenditures or commitments therefor by TITAN other than in the ordinary course of business in excess of $10,000 in the aggregate;

                  (o) Charitable contributions or pledges by TITAN in excess of $5,000 in the aggregate;

                  (p) Mortgage, pledge or other encumbrance of any asset of TITAN other than in the ordinary course of business;

                  (q) Adoption, amendment or termination of any Benefit Plan;

                  (r) Increase in the benefits provided under any Benefit Plan;
or

                  (s) An occurrence or event not included in clauses (a) through
(r) that has resulted in or might be expected to have a Material Adverse Effect on TITAN.

         2.23 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. TITAN has delivered to CONDOR an accurate schedule (which is set forth on SCHEDULE 2.23) as of the date of this Agreement of:

                  (a) the name of each financial institution in which TITAN has accounts or safe deposit boxes;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account and account number; and

                  (d) the name of each person authorized to draw thereon or have access thereto.

SCHEDULE 2.23 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from TITAN and a description of the terms of such power of attorney.

         2.24 RELATIONS WITH GOVERNMENTS. TITAN has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause TITAN to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         2.25 PROHIBITED ACTIVITIES. Except as set forth on SCHEDULE 2.25, TITAN has not, between the Balance Sheet Date and the date hereof, taken any of the following actions:

                  (a) made any change in TITAN Organizational Documents;

                  (b) granted or issued any securities, options, warrants, calls, conversion rights or commitments of any kind relating to securities of any kind;

                  (c) declared or paid any dividend, or made any distribution in respect of the TITAN Interests, whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any of the TITAN Interests;

                  (d) entered into any contract or commitment or incurred or agreed to incur any liability or made any capital expenditure, except if it is in the ordinary course of business (consistent with past practice) or involves an amount not in excess of $5,000;

                  (e) created, assumed or permitted to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 necessary or desirable for the conduct of the business of TITAN, (ii)(A) liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business, or (iii) liens set forth on SCHEDULE 2.7 OR 2.12 hereto;

                  (f) sold, assigned, leased or otherwise transferred or disposed of any property or equipment except in the ordinary course of business;

                  (g) negotiated for the acquisition of any business or the start-up of any new business;

                  (h) merged or consolidated or agreed to merge or consolidate with or into any other entity;

                  (i) waived any material right or claim of TITAN, provided that TITAN may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included on SCHEDULE 2.8 unless specifically listed thereon;

                  (j) committed a material breach, materially amended or terminated any Material Contract;

                  (k) entered into any other transaction outside the ordinary course of its business or prohibited hereunder; or

                  (l) except in the ordinary course of business or as required by Law or contractual obligations, (i) increased in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the employees engaged in TITAN's business, (ii) paid or agreed to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) entered into any new employment, severance, consulting, or other compensation agreement with any existing employee engaged in TITAN's business, (iv) amended or entered into a new Plan (except as required by Law) or amended or entered into a new collective bargaining agreement, or (v) engaged in any Affiliate Transaction.

         2.26 AFFILIATE TRANSACTIONS. SCHEDULE 2.26 sets forth the parties to and the date, nature and amount of (a) each transaction or series of similar transactions (other than payments of salary and bonus which are reflected as line items in the TITAN Financial Statements) involving the transfer of any cash, property or rights in which the amount involved individually or collectively exceeded $5,000 to or from TITAN from, to, or for the benefit of any INDIVIDUAL SELLERS, former interestholder, Affiliate or former Affiliate of TITAN ("Affiliate Transactions") during the period commencing March 20, 1997, through the date hereof, and (b) any existing commitments of TITAN to engage in the future in any Affiliate Transactions. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arm's-length negotiation, except as disclosed on SCHEDULE 2.26.

         2.27 HSR COMPLIANCE. TITAN is not engaged in manufacturing, has less than $10 million in total assets, and has less than $100 million in annual revenues (all as determined in accordance with the HSR Act).

         2.28 MISREPRESENTATION. None of the representations and warranties set forth in this Agreement, the certificates and the other documents furnished to CONDOR pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. The representations and warranties of the INDIVIDUAL SELLERS contained in this Agreement, the schedules to this Agreement provided by the INDIVIDUAL SELLERS, the certificates and the other documents furnished by the INDIVIDUAL SELLERS to CONDOR pursuant hereto, taken as a whole, present fairly the business and operations of TITAN for the time periods with respect to which such information was requested. TITAN's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which TITAN is a party, or to which its properties are subject, or by any other fact or circumstance regarding TITAN (which fact or circumstance was, or should reasonably, after due inquiry, have been known to the INDIVIDUAL SELLERS) that is not disclosed pursuant hereto or thereto.

2A. REPRESENTATIONS AND WARRANTIES OF RAECO

         RAECO represents and warrants to CONDOR that all of the following representations and warranties in this Section 2A are true and correct at the date of this Agreement and shall be true and correct at the time of the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date").

         2A.1 AUTHORIZATION. RAECO has the authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of RAECO, enforceable in accordance with its terms.

         2A.2 OWNERSHIP INTERESTS OF TITAN. All of the issued and outstanding ownership interests of

TITAN owned by RAECO are as set forth in SCHEDULE 2.3, free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind.

3. REPRESENTATIONS OF CONDOR

         CONDOR represents and warrants to SELLERS that all of the following representations and warranties in this Section 3 are true and correct at the date of this Agreement and shall be true and correct on the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months.

         3.1 DUE ORGANIZATION. CONDOR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under any material agreement to which it is a party or by which its properties are bound. True, complete and correct copies of the Certificate of Incorporation and By-Laws, each as amended, of CONDOR (the "CONDOR Charter Documents") are attached to the Secretary's Certificate delivered to SELLERS in accordance with Section 5.6 hereof.

         3.2 AUTHORIZATION. The representatives of CONDOR executing this Agreement have the authority to execute and deliver this Agreement and to bind CONDOR to perform its obligations hereunder. The execution and delivery of this Agreement by CONDOR and the performance by CONDOR of its obligations under this Agreement and the consummation by CONDOR of the transactions contemplated hereby have been, or will have been on or before the date of the Closing, duly authorized by all necessary corporate action in accordance with applicable law and the Certificate of Incorporation and By-Laws of CONDOR. Each share of CONDOR Stock to be issued to the SELLERS on the Closing Date and the Contingent Payment Date will be duly and validly authorized and issued, free and clear of all liens, claims and other encumbrances and fully paid and nonassessable. This Agreement constitutes the valid and binding obligation of CONDOR, enforceable in accordance with its terms.

         3.3 TRANSACTION NOT A BREACH. Neither the execution and delivery of this Agreement by CONDOR nor its performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on CONDOR or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-Laws of CONDOR or of any contract, agreement, mortgage or other instrument or obligation of any nature to which CONDOR is a party or by which CONDOR is bound.

         3.4. DELIVERY OF DOCUMENTS; SECURITIES LAW MATTERS. CONDOR has delivered to the SELLERS its 1998 Annual Report on Form 10-K (the "CONDOR Commission Report"). As of its date, the CONDOR Commission Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CONDOR has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the applicable rules and regulations promulgated thereunder. Since December 31, 1998 to the date hereof, CONDOR and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, or as would not have a Material Adverse Effect, and there has not been any change in the business, financial condition, or results of operations of CONDOR and its subsidiaries taken as a whole which has had, or could have a Material Adverse Effect, and CONDOR and its subsidiaries taken as a whole have conducted their respective business in the ordinary course consistent with their past practices.

         3.5. REGULATORY APPROVALS. CONDOR's entry into, and consummation of, this Agreement and the transactions contemplated hereby does not require notice to, or consent or approval of, any Governmental Authority or other third party.

         3.6. DUE DILIGENCE INVESTIGATION. CONDOR has had an opportunity to investigate the business of TITAN and to independently verify the value of the TITAN Interests, and to ask questions of the SELLERS, provided that nothing in this Section 3.6 shall be construed as limiting CONDOR's right to seek remedies in accordance with Section 8.1 hereof.

         3.7. MISREPRESENTATION. None of the representations and warranties set forth in this Agreement, the certificates and the other documents furnished to SELLERS pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. The representations and warranties of CONDOR contained in this Agreement, the schedules to this Agreement provided by CONDOR, the certificates and the other documents furnished by CONDOR to SELLERS pursuant hereto, taken as a whole, present fairly the business and operations of CONDOR for the time periods with respect to which such information was requested. CONDOR's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which CONDOR is a party, or to which its properties are subject, or by any other fact or circumstance regarding CONDOR (which fact or circumstance was, or should reasonably, after due inquiry, have been known to CONDOR) that is not disclosed pursuant hereto or thereto.

4. [INTENTIONALLY OMITTED.]

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

         The obligations of the SELLERS with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section 5. As of the Closing Date, all conditions not satisfied shall be deemed to have been waived by the SELLERS unless they have objected by notifying CONDOR in writing of such objection on or before the consummation of the transactions on the Closing Date, except that no such waiver shall be deemed to affect the survival of the representations and warranties of CONDOR contained in Section 3 hereof.

         5.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of CONDOR contained in the Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that date; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of CONDOR shall have been delivered to the SELLERS.

         5.2 PERFORMANCE OF OBLIGATIONS. All of the terms, covenants and conditions of this Agreement to be complied with and performed by CONDOR on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and certificates to the foregoing effect dated on the Closing Date and signed by the President or any Vice President of CONDOR shall have been delivered to the SELLERS.

         5.3 NO LITIGATION. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

         5.4 CONSENTS AND APPROVALS. All necessary consents of and filings required to be obtained or made by CONDOR with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

         5.5 GOOD STANDING CERTIFICATES. CONDOR shall have delivered to the SELLERS a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the Delaware Secretary of State, showing that CONDOR is in good standing.

         5.6 SECRETARY'S CERTIFICATE. The SELLERS shall have received a certificate or certificates, dated the Closing Date and signed by the corporate secretary of CONDOR, certifying the truth and correctness of attached copies of the CONDOR's Certificate of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the boards of directors approving CONDOR's entering into this Agreement and the consummation of the transactions contemplated hereby.

         5.7 CONDOR'S CLOSING DOCUMENTS. CONDOR shall have executed and delivered CONDOR's Closing Documents.

         5.8. OPINION OF COUNSEL. SELLERS shall have received an opinion from Counsel to CONDOR, dated the Closing Date, substantially in the form attached hereto as EXHIBIT 5.8.

         5.9 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to SELLERS.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF CONDOR

         The obligations of CONDOR with respect to actions to be taken on the Closing Date, are subject to the satisfaction or waiver on or prior to the Closing Date, as the case may be, of all of the conditions set forth in this
Section 6. As of the Closing Date all conditions not satisfied shall be deemed to have been waived by CONDOR unless it has objected by notifying the SELLERS in writing of such objection on or before the consummation of the transactions on the Closing Date, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the SELLERS contained in Section 2 hereof.

         6.1 REPRESENTATIONS AND WARRANTIES. All the representations and warranties of the SELLERS contained in this Agreement shall be true and correct in all material respects as of the Closing Date; and the SELLERS shall have delivered to CONDOR certificates dated the Closing Date and signed by them to such effect.

         6.2 PERFORMANCE OF OBLIGATIONS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the SELLERS on or before the Closing Date shall have been duly performed or complied with in all material respects on or before the Closing Date and the SELLERS shall have delivered to CONDOR certificates dated the Closing Date and signed by them to such effect.

         6.3 NO LITIGATION. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

         6.4 CERTIFICATES. CONDOR shall have received a copy of TITAN's Certificate of Formation, and all amendments thereto, certified by the New Jersey Secretary of State, and a copy of TITAN's Operating Agreement, certified by the appropriate officer of TITAN.

         6.5 NO MATERIAL ADVERSE CHANGE. As of the Closing Date, no event or circumstance shall have occurred with respect to TITAN which would constitute a Material Adverse Effect on TITAN, and TITAN shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of TITAN to conduct its business.

         6.6 SELLERS' RELEASES. Each of SELLERS shall have delivered to CONDOR an instrument dated the Closing Date releasing TITAN and CONDOR from any and all
(i) claims prior to the Closing Date of SELLERS against TITAN and (ii) obligations prior to the Closing Date, of TITAN to SELLERS, except for (A) items specifically identified on SCHEDULES 2.7 AND 2.12 as being claims of or obligations to SELLERS, (B) continuing obligations to SELLERS relating to their employment by TITAN and (C) obligations arising under this Agreement or the transactions contemplated hereby.

         6.7 TERMINATION OF AGREEMENTS. (a) All existing agreements between TITAN and the SELLERS, and (b) all agreements granting rights to purchase TITAN Interests, shall have been terminated, canceled or otherwise released prior to or as of the Closing Date.

         6.8 OPINION OF COUNSEL. CONDOR shall have received an opinion from Counsel to the SELLERS, dated the Closing Date, substantially in the form attached hereto as EXHIBIT 6.8.

         6.9 CONSENTS AND APPROVALS. All necessary consents of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made and all necessary consents and approvals of third parties, including those listed on SCHEDULE

2.20.

         6.10 GOOD STANDING CERTIFICATES. SELLERS shall have delivered to CONDOR a certificate, dated as of a date no earlier than ten (10) days prior to the Closing Date, duly issued by the appropriate Governmental Authority in TITAN's state of incorporation or organization, as the case may be, and, unless waived by CONDOR, in each state in which TITAN is authorized to do business, showing TITAN is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for TITAN for all periods prior to the Closing have been filed and paid.

         6.11. A/R AGING REPORTS. Within ten (10) days prior to Closing, the SELLERS shall have provided CONDOR (a) an accurate list of all outstanding receivables obtained subsequent to the Balance Sheet Date and as of a date which is within ten (10) calendar days of the Closing Date and (b) an aging of all such accounts and notes receivable showing amounts due in 30 day aging categories (the "A/R Aging Reports").

         6.12. SELLERS' CLOSING DOCUMENTS. The SELLERS and TITAN shall have executed and delivered the SELLERS' Closing Documents.

         6.13 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to CONDOR.

7. COVENANTS OF CONDOR AND THE SELLERS AFTER CLOSING

         7.1. RESTRICTIONS ON CONDOR STOCK. The SELLERS agree that, for a period of one (1) year after the delivery of CONDOR Stock, they will not transfer, or permit the transfer of, any of their CONDOR Stock. For the purposes of this
Section 7.1, "transfer" shall mean any voluntary or involuntary act by which the SELLERS make, or attempt or purport to make, or suffer to occur, any gift, sale, mortgage, pledge, assignment, hypothecation, encumbrance or other disposition of any CONDOR Stock, or interest therein, owned by any of them. The term "transfer" includes any purported transfer, assignment, sale or other disposition by assignment or operation of law, as a result of the appointment of a trustee in bankruptcy for SELLERS, under any judgment or order, as the result of the appointment of a receiver for SELLERS, or as a result of any assignment for the benefit of creditors. Notwithstanding the foregoing, and subject to the requirements of Section 11.2 hereof, SELLERS shall be permitted to transfer certain portions of the CONDOR Stock received as part of the Contingent Purchase Price to James Surber and Fernando de Allende, who will receive such CONDOR Stock subject to the same restrictions upon transfer.

         7.2. CONDOR'S 1997 LONG-TERM INCENTIVE PLAN. James Surber, Fernando DeAllende, Vince Howerdel, and Lucille Penn shall be entitled to participate in CONDOR's 1997 Long-Term Incentive Plan on such terms as CONDOR and CRAWFORD shall mutually determine.

         7.3. SAP AGREEMENT. TITAN is a party, by assignment from Data Dynamics, Inc. ("DATA DYNAMICS"), of a Certified Business Solutions Provider Agreement with SAP America, Inc., on its own behalf and on behalf of SAP, AG (collectively, "SAP"), dated March 20, 1997 (the "SAP Agreement"), which has a term ending December 31, 2000, and under which the INDIVIDUAL SELLERS hereby represent and warrant that TITAN is in compliance with all performance conditions and thresholds. Since the continuation of the SAP Agreement is a material asset of TITAN, without which CONDOR would not be willing to pay the Purchase Price, in the event the SAP Agreement is terminated within ninety (90) days of the Closing Date, SELLERS shall within fifteen (15) days after the date of written notice to SELLERS (a) deliver and transfer to CONDOR all shares of CONDOR Stock previously delivered to SELLERS in connection with this transaction (valued at $2,200,000 at the Closing Date), with stock powers signed by each of the SELLERS in blank, and (b) pay to CONDOR the amount of One Million Eight Hundred Thousand Dollars ($1,800,000), in cash.

         7.4. RESTRICTIVE COVENANTS. Except to the extent that an INDIVIDUAL SELLER is bound by restrictive covenants contained in an employment agreement with TITAN entered into as of or after the Closing Date, in which case the restrictive covenants contained therein shall apply and the provisions of this
Section 7.4 shall not apply, each of the INDIVIDUAL SELLERS and DATA DYNAMICS (each, a "COVENANTOR") agrees as follows:

                  (a) Non-Competition. The COVENANTOR shall not, during the Applicable Restricted Term (defined below), directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. Notwithstanding the foregoing, the COVENANTOR shall not be prohibited during the Applicable Restricted Term from acting as a passive investor where he owns not more than five percent (5%) of the issued and outstanding capital stock of any publicly-held company. During the Applicable Restricted Term, the COVENANTOR shall not solicit or encourage any employee of TITAN, any current or future subsidiary or affiliate thereof, or any Restricted Entity, to terminate his or her employment. For purposes hereof, the following terms shall be defined as follows:

                           (i) "Competitive Business" shall mean:

                                    (A) any business engaged in enterprise
resource planning (ERP) services and licensing, including, without limitation, businesses engaged in or related to SAP licensing and implementation (the "ERP Business"), and

                                    (B) any business (other than the ERP
Business) involved in providing information technology solutions, including, but not limited to, desktop services, software development, systems design and integration, large scale survey research, recruiting and comprehensive marketing and sales (the "IT Business"), to the extent that such IT Business is in direct competition with (x) TITAN, or (y) a "Restricted Entity" (defined below).

                           (ii) "Restricted Entity" shall mean CONDOR and any of
CONDOR's subsidiaries, to the extent that the COVENANTOR has had significant contacts or involvement with, or obtained knowledge of or had access to proprietary or confidential information or trade secrets of, such entity.

                           (iii) "Applicable Restricted Term" shall mean:

                                    (A) in the case of DATA DYNAMICS, (1) with
respect to the ERP Business, the period commencing as of the Closing Date and ending three (3) years after the date thereof, and (2) with respect to the IT Business, the period commencing as of the Closing Date and ending one (1) year after the date thereof; and

                                    (B) in the case of the INDIVIDUAL SELLERS,
(1) with respect to the ERP Business, the period commencing as of the Closing Date and ending as of the later to occur of three (3) years after the date hereof, or one (1) year after the expiration of the COVENANTOR's employment by TITAN or CONDOR for any reason; and (2) with respect to the IT Business, the period commencing as of the Closing Date and ending one (1) year after the expiration of the COVENANTOR's employment by TITAN or CONDOR for any reason

                  (b) Non-Solicitation of Employees. The COVENANTOR shall not during Applicable Restricted Term, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, employ, retain, or enter into any employment, agency, consulting or other similar arrangement with, any person who, within the twelve-month period prior to the termination of the COVENANTOR's employment by TITAN, was an employee of TITAN or any Restricted Entity, or, induce or attempt to induce such person to terminate his employment with TITAN or such Restricted Entity.

                  (c) Non-Solicitation of Clients or Customers. The COVENANTOR shall not during the Applicable Restricted Term, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his or her own account, or for the account of others, solicit orders for services of a kind or nature like or similar to services performed by TITAN or any Restricted Entity, from any party that was a customer or client of TITAN or such Restricted Entity during the preceding twelve (12) month period.

                  (d) Breach of Restrictive Covenants. The parties agree that a breach or violation of Section 7.4 hereof may result in immediate and irreparable injury and harm to the innocent party, which party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.

         7.5. CONSENTS. SCHEDULE 2.20 lists certain consent requirements. In the event that CONDOR elects to proceed with Closing notwithstanding SELLERS' not having obtained one or more of the consents listed on SCHEDULE 2.20, SELLERS shall cooperate with CONDOR, and initiate discussions with the Persons from whom consent is sought, to obtain such consents as soon after Closing as practicable, it being understood and agreed that CONDOR's election will not have the effect of excusing SELLERS' obligation to provide indemnity for such failure pursuant to Section 8.1. Any costs related to obtaining such consents shall be borne by CONDOR.

         7.6. RELEASE FROM PERSONAL GUARANTIES. CONDOR shall take all steps necessary to remove CRAWFORD and BELLI from the personal guaranties executed by them for a certain line of credit extended to TITAN by First Union National Bank.

         7.7. RULE 144 REPORTING. With a view to making available to SELLERS the benefits of certain rules and regulations of the SEC which may permit the sale of CONDOR Stock to the public without registration, CONDOR agrees to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act;

                  (b) File with the SEC in a timely manner all reports and other documents required of CONDOR under the 1933 Act and 1934 Act;

                  (c) Furnish to any SELLER so long as such SELLER owns any CONDOR Stock forthwith upon request a written statement by CONDOR that it has complied with the reporting requirements of said Rule 144, and of the 1934 Act, a copy of the most recent annual or quarterly report of CONDOR, and such other reports and documents so filed by CONDOR as may be reasonably requested in availing any SELLER of any rule or regulation of the SEC permitting the selling of any such securities without registration.

         7.8. NO PUBLIC ANNOUNCEMENT. Except as required by law, no party shall make a public announcement regarding this transaction without the other party's express written consent.

8. INDEMNIFICATION

         The SELLERS and CONDOR, agree as follows:

         8.1 GENERAL INDEMNIFICATION BY SELLERS. SELLERS covenant and agree that they will indemnify, defend, protect and hold harmless CONDOR and TITAN at all times, from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and reasonable expenses of investigation) incurred by CONDOR and TITAN as a result of or arising from:

                   (a) Any breach of the representations and warranties of the INDIVIDUAL SELLERS or RAECO, as the case may be, set forth herein or on the schedules or certificates delivered in connection herewith;

                  (b) Any breach of any agreement on the part of the SELLERS under this Agreement; and

                  (c) Any obligations for payment or performance under any Material Contract which, as of the Closing Date, is in an "overrun" (defined below) position, to the extent of such overrun, and only if such overrun was not accrued or otherwise reflected on TITAN Financial Statements or the Closing Date Balance Sheet. For the purposes hereof, a Material Contract shall be deemed to be in an "overrun" position if the cost of TITAN's performance thereunder exceeds the consideration payable thereunder, and the "overrun" shall be the amount of such excess.

         8.2 INDEMNIFICATION BY CONDOR. CONDOR covenants and agrees that it will indemnify, defend, protect and hold harmless SELLERS at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the SELLERS as a result of or arising from (a) any breach by CONDOR of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, or (b) any breach of any agreement on the part of CONDOR under this Agreement.

         8.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a Third Person or of the commencement of any action or proceeding by a Person not a party to this Agreement (a "Third Person"), the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 8.1 or 8.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall endeavor to use the same counsel, which shall be the counsel selected by the Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest in the opinion of such counsel that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel and experts. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person, plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

         8.4. LIMITATIONS ON INDEMNIFICATION. Except as otherwise specifically provided in this Agreement:

                  (a) Except for liability for breaches of the representations and warranties contained in Section 2.19 hereof, for which there shall be no minimum claim, CONDOR and the other Persons or entities indemnified pursuant to
Section 8.1 (other than the SELLERS) shall not assert any claim for indemnification hereunder against the SELLERS until such time as, and with respect to any individual claim, unless and until such claim or claims, individually or in the aggregate, and solely to the extent that such claim or claims, exceed Fifty Thousand Dollars ($50,000). Except for claims for payment of Purchase Price, for which there shall be no minimum claim, the SELLERS shall not assert any claim for indemnification hereunder against CONDOR until such time as, and solely to the extent that, the aggregate of all claims which the SELLERS may have against CONDOR exceeds Fifty Thousand Dollars ($50,000).

                  (b) CONDOR shall have the right, upon written notice, to offset indemnification amounts due to it pursuant to this Agreement against payments due to the SELLERS under (i) this Agreement (including, without limitation, the obligation to pay the Contingent Purchase Price) and/or (ii) any contract contemplated by, or referred to in, this Agreement.

                  (c) Notwithstanding any other term of this Agreement, SELLERS shall not be liable under this Section 8 for an amount which exceeds the sum of
(i) Four Million Dollars ($4,000,000) (payable in cash, CONDOR Stock, or a combination thereof), and (ii) the Contingent Purchase Price.

                  (d) Indemnity obligations hereunder may be satisfied through the payment of cash or the delivery of CONDOR Stock, or a combination thereof. For purposes of calculating the value of the CONDOR Stock received or delivered by SELLERS (for purposes of determining the amount of any indemnity paid), the value of CONDOR Stock shall be determined as of the date of payment of the indemnity claim in the manner described in Section 1.4(c) hereof.

                  (e) The provisions of this Article 8 shall be the sole remedy for money damages of the parties hereto with respect to the matters herein.

9. TERMINATION OF AGREEMENT

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                  (a) by mutual consent of CONDOR and the SELLERS;

                  (b) by CONDOR, on the one hand, or the SELLERS, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by April 30. 1999, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                  (c) by the SELLERS on the one hand, or by CONDOR, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date.

         9.2 LIABILITIES IN EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, including, but not limited to, legal and audit costs and out of pocket expenses.

10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         10.1 SELLERS. SELLERS recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of TITAN such as operational policies, and pricing and cost policies that are valuable, special and unique assets of TITAN's business. SELLERS agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of CONDOR who need to know information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, (b) following the Closing, such information may be disclosed by SELLERS as is required in the course of performing their duties for CONDOR or TITAN, and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 10.1, unless (i) such information becomes known to the public generally through no fault of the SELLERS, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (ii), the SELLERS shall, if possible, give prior written notice thereof to CONDOR and provide CONDOR with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event the transactions contemplated by this Agreement are not consummated, the SELLERS shall no longer be subject to all of the above-mentioned restrictions with respect to their ability to disseminate confidential information regarding TITAN.

         10.2 CONDOR. CONDOR recognizes and acknowledges that it had in the past, currently has, and in the future may have, access to certain confidential information of TITAN, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of TITAN's business. CONDOR agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the SELLERS and to authorized representatives of TITAN, (b) to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 10.2, unless (i) such information becomes known to the public generally through no fault of CONDOR, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that, prior to disclosing any information pursuant to this clause (ii), CONDOR shall, if possible, give prior written notice thereof to TITAN and the SELLERS and provide TITAN and the SELLERS with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by CONDOR of the provisions of this Section, TITAN and the SELLERS shall be entitled to an injunction restraining CONDOR from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting TITAN and the SELLERS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         10.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Sections 10.1 and 10.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders. Nothing herein shall be construed as prohibiting a party hereto from pursuing any other available remedy for such breach or threatened breach of Sections 10.1 and 10.2, including the recovery of damages.

         10.4 SURVIVAL. The obligations of the parties under this Article 10 shall survive the termination of this Agreement for a period of five years from the Closing Date.

11. GENERAL

         11.1 COOPERATION. SELLERS and CONDOR shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. SELLERS will cooperate and use their reasonable efforts to have the present officers, directors and employees of TITAN cooperate with CONDOR on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         11.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of CONDOR, and the heirs and legal representatives of the SELLERS. Notwithstanding the foregoing, the parties acknowledge and agree that the SELLERS shall have the right to assign all, or any part, of their rights to receive payment of the

Contingent Purchase Price to key employees of TITAN or an entity of which such key employees are the owners, provided that in no event shall payments of Contingent Purchase Price be conditioned upon continuing or future employment by TITAN or CONDOR. The form and organizational documents related to such entity, as well as any associated documents, shall be subject to the prior approval of CONDOR.

         11.3 ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the SELLERS and CONDOR and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the SELLERS and CONDOR.

         11.4 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

         11.5 BROKERS AND AGENTS. Each party represents and warrants that, except as set forth on SCHEDULE 11.5, it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         11.6 EXPENSES. Each party shall each bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

         11.7 NOTICES. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or upon receipt if sent by first class certified mail, return receipt requested or the next business day if sent by telex (receipt confirmed and followed up by one of the other delivery methods discussed herein as well), or upon delivery if sent by express mail, in each case postage prepaid and addressed as follows:

                  (a)      If to CONDOR:

                           Annapolis Office Plaza
                           170 Jennifer Road
                           Suite 325
                           Annapolis, Maryland  21401
                           Attention:  John F. McCabe, Esquire

                           with copies to:

                           Whiteford, Taylor & Preston L.L.P.
                           Seven Saint Paul Street
                           Baltimore, Maryland 21202

                           Attn:  William M. Davidow, Jr.

                  (b)      If to the SELLERS:

                           MICHAEL CRAWFORD
                           P.O. Box 8309
                           Red Bank, NJ 07701

                           STEVEN BELLI
                           56 Fallingston Place
                           Freehold, NJ 07728

                           DIRK FLOTE
                           1 Brook Drive West
                           Princeton, NJ 08540

                           RAECO INVESTMENT PARTNERSHIP
                           c/o Richard A. Eisner Company, LLP
                           Attn: Ralph Anderson
                           100 Campus Drive
                           Florham Park, NJ 07932

                           with copies to:

                           Berkowitz, Lichstein, Kuritsky, Giasullo & Gross, LLC 443 Northfield Avenue
                           West Orange, NJ 07052
                           Attn: Jonathan M. Gross, Esquire

or to such other address or counsel as any party hereto shall specify pursuant to this Section 11.7 from time to time.

         11.8 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles. The parties agree that any action brought by either party in connection with any rights or obligations arising out of this Agreement shall be instituted in a federal or state court of competent jurisdiction with venue only in the State of New Jersey. If either party is not a resident of, or does not maintain a presence in, the State of New Jersey, then such party hereby agrees to submit personally to the jurisdiction of a court of competent subject matter jurisdiction located in the State of New Jersey.

         11.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         11.10 TIME. Time is of the essence with respect to this Agreement.

         11.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         11.12 REMEDIES CUMULATIVE. Except as provided herein, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         11.13. CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         11.14 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of CONDOR and the SELLERS. Any amendment or waiver effected in accordance with this Section 11.14 shall be binding upon each of the parties hereto and their successors or assigns.


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    CONDOR:

                                    CONDOR TECHNOLOGY SOLUTIONS, INC.


                                    By:  /s/ William J. Caragol. Jr.
                                    -------------------------------------------

                                    SELLERS:


                                        /s/ Michael Crawford
                                    -------------------------------------------
                                    Michael Crawford


                                        /s/ Steven Belli
                                    -------------------------------------------
                                    Steven Belli


                                        /s/ Dirk Flote
                                    -------------------------------------------
                                    Dirk Flote

                                    RAECO INVESTMENT PARTNERSHIP


                                    By: /s/ Ralph Anderson
                                      -----------------------------------------


         The undersigned executes this Agreement solely for the purpose of consenting to the provisions of Section 7.4 hereof.

                                    DATA DYNAMICS, INC.


                                    By: /s/ Michael Crawford
                                      -----------------------------------------